Exhibit 10.1
MIRAGEN THERAPEUTICS, INC.EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 16, 2020 (the “Effective Date”), is by and between miRagen Therapeutics, Inc., a Delaware corporation (the “Company”), and Lee Rauch (“Executive”).
WHEREAS, the Company desires to employ Executive in the capacity of Chief Operating Officer (“COO”) pursuant to the terms of this Agreement and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and
WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.
NOW, THEREFORE, in consideration of the promises and mutual undertakings, obligations, and covenants contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:
1.At-Will Employment. The Company and Executive acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause, subject to the provisions of Sections 7 and 8 herein. This at-will employment relationship cannot be changed except in a writing signed by both Executive and the Board of Directors of the Company (or a duly authorized committee thereof, if applicable, including the Compensation Committee of the Board) (the “Board”). Any rights of Executive to additional payments or other benefits from the Company upon any such termination of employment shall be governed by Section 8 of this Agreement.
2.Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of COO and Executive hereby accepts such employment. Executive’s duties under this Agreement shall be to serve as COO with the responsibilities, rights, authority and duties pertaining to such offices as are established from time to time by the Chief Executive Officer of the Company, and Executive shall report to the Chief Executive Officer of the Company. Executive shall perform her duties under this Agreement principally remotely from her home office in New York City, New York, or such other location as assigned. In addition, the Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.
3.Commitment. Executive will devote substantially all of her business time and best efforts to the performance of her duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not interfere with the performance of her duties and responsibilities hereunder and do not conflict with the financial, fiduciary or other interests of the Company, as determined in the sole discretion of the Chief Executive Officer of the Company, to manage her passive personal investments and to serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing, Executive agrees that she shall only serve on for-profit boards of directors or for-profit advisory committees if such service is approved in advance in the sole discretion of the Chief Executive Officer of the Company.

4.Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Subject to applicable eligibility requirements, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and programs that may be provided to senior executives of the Company from time to time, subject to plan terms and generally applicable Company policies. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
5.Compensation.
(a)Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary at the annual rate of $390,000 less payroll deductions and withholdings, which shall be payable in accordance with the standard payroll practices of the Company. Executive’s base salary shall be subject to periodic review and adjustment by the Board from time to time in the discretion of the Board.
(b)Annual Performance Bonus. Executive shall be eligible for a discretionary annual cash bonus equal to up to 40% of Executive’s then current base salary (the “Target Amount”), subject to review and adjustment by the Company in its sole discretion, payable subject to standard payroll withholding requirements, if applicable. Whether or not Executive is awarded any bonus will be dependent upon (a) Executive’s continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Board in its sole discretion. No amount of any bonus is guaranteed at any time. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. The Board will determine in its sole discretion the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of any such bonus, which could be above or below the Target Amount (and may be zero). Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company. Any bonus, if awarded, will be paid to Executive within the time period set forth in any applicable incentive compensation plan, but, in any event, within two and one-half months following the end of the annual performance period during which the bonus is earned.
(c)Stock Option. Subject to the approval of the Board of Directors, Executive may be eligible to receive an option to purchase 1% of common stock (the “Option”) pursuant to the terms of the Company’s 2016 Equity Incentive Plan (the “Plan”) at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. Twenty-five percent (25%) of the shares subject to the Option will vest on the one-year anniversary of the grant date and the remaining shares will vest in equal monthly installments over the thirty-six (36) months following your one-year anniversary, subject to Executive’s continuous employment with the Company on such dates. The complete vesting schedule and all terms, conditions, and limitations of the Option are set forth in a stock option grant notice, the Company’s standard stock option agreement and the Plan. Executive agrees to execute the Company’s standard agreements to memorialize this grant.
(d)Reimbursement of Expenses. Company will promptly reimburse Executive for expenses she reasonably incurs in connection with the performance of her duties (including business travel and entertainment expenses), in accordance with Company’s standard expense reimbursement policy, as the same may be modified by Company from time to time; provided, however, that Executive has provided Company with documentation of such expenses in accordance with the Company’s expense reimbursement policies and applicable tax requirements. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
6.As a condition of Executive’s employment with the Company, Executive agrees to execute and abide by the Confidential Information, Inventions, Non-Solicitation, and Non-Compete Agreement attached as Exhibit A (“Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.
7.Termination.
(a)Termination. The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:
(i) the death of Executive;
(ii) the termination of Executive’s employment by the Company due to Executive’s Disability pursuant to Section 7(b) hereof;
(iii) the termination of Executive’s employment by Executive other than for Good Reason (as hereinafter defined);
(iv) the termination of Executive’s employment by the Company without Cause;
(v) the termination of Executive’s employment by the Company for Cause pursuant to Section 7(c) after providing the Notice of Termination for Cause pursuant to Section 7(d);
(vi) the termination by Executive of Executive’s employment for Good Reason (as hereinafter defined) pursuant to Section 7(e); or

(vii) the termination of Executive’s employment upon mutual agreement in writing between the Company and Executive.
(b)Disability. For purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not more than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances. A termination of Executive’s employment for Disability shall be communicated to Executive by written notice, and shall be effective on the 10th day after sending such notice to Executive (the “Disability Effective Date”), unless Executive returns to performance of Executive’s duties before the Disability Effective Date.
(c)Cause. For purposes of this Agreement, the term “Cause” shall mean (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or any statutory duty Executive owes to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct; provided, however, that the action or conduct described in clauses (iii) and (v) above will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same. The determination that a termination of Executive’s Continuous Service is either for Cause or without Cause will be made by the Board, in its sole discretion.
(d)Notice of Termination for Cause. Notice of Termination for Cause shall mean a notice to Executive that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for Termination for Cause.
(e)Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company by resigning from employment with the Company for Good Reason. The term “Good Reason” shall mean the occurrence, without Executive’s consent, of any one or more of the following: (i) a material reduction in Executive’s base salary of ten percent (10%) or more (unless such reduction is pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives); (ii) a material reduction in Executive’s authority, duties or responsibilities; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a subsidiary, division or unit of the acquiring company will not by itself result in a diminution of Executive’s position; (iii) a relocation of Executive’s principal place of employment with the Company (or its successor, if applicable) to a place that increases Executive’s one-way commute by more than twenty five (25) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations prior to the such relocation; or (iv) material breach by the Company of any material provision of this Agreement.
No resignation for Good Reason shall be effective unless (1) Executive provides written notice, within thirty (30) days after the first occurrence of the event giving rise to Good Reason, to the Chairman of the Board setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps Executive believes necessary to cure, (2) the Company has had thirty (30) business days from the date of such notice to cure any such occurrence otherwise constituting Good Reason, and (3) if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company (including any position as a member of the Board) effective not later than fifteen (15) days after the expiration of the cure period. Further, no resignation for Good Reason shall be effective if prior to Executive’s written notice of resignation for Good Reason the Company first provided Executive notice of its intent to terminate Executive’s employment.
8.Consequences of Termination of Employment.
(a)General. If Executive’s employment is terminated for any reason or no reason, the Company shall pay to Executive or to Executive’s legal representatives, if applicable: (i) any base salary earned, but unpaid; and, (ii) any unreimbursed business expenses payable pursuant to Section 5 hereof and any other payments or benefits required by applicable law (collectively the “Accrued Amounts”), which amounts shall be promptly paid in a lump sum to Executive, or in the case of Executive’s death to Executive’s estate. Other than the Accrued Amounts, Executive or Executive’s legal representatives shall not be entitled to any additional compensation or benefits if Executive’s employment is terminated for any reason other than by reason of Executive’s Involuntary Termination (as defined in Section 8(b) below). If Executive’s employment terminates due to an Involuntary Termination, Executive will be eligible to receive the additional compensation and benefits described in Section 8(b) and 8(c), as applicable.
(b)Involuntary Termination. If (i) Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or Disability) or (ii) Executive terminates employment for Good Reason, and provided in any case such termination constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) (such termination described in (i) or (ii), an “Involuntary Termination”), in addition to the Accrued Amounts, Executive shall be entitled to receive the severance benefits described below in this Section 8(b), subject in all events to Executive’s compliance with Section 8(d) below:
(i)        Executive shall receive continued payment of Executive’s Base Salary (as defined below) for twelve (12) months after the date of such termination (the “Severance Period”), paid over the Company’s regular payroll schedule.
(ii)        The vesting of all of Executive’s stock options and other equity awards that are outstanding as of the date hereof and subject to time-based vesting requirements shall immediately vest the equivalent of twelve (12) months as measured from the date of Executive’s Involuntary Termination. This Section 8(b)(ii) shall not apply to any stock options or equity awards issued to the Executive by the Company after the date hereof.

(iii)  If Executive is eligible for and timely elects to continue the health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following Executive’s termination date, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date Executive voluntarily enrolls in a health insurance plan offered by another employer or entity.
(c)Involuntary Termination in Connection with a Change in Control. In the event that Executive’s Involuntary Termination occurs during the one (1) month period prior to, on or within the twelve (12) months following the consummation of a Change in Control (as defined below) and subject in all events to Executive’s compliance with Section 8(d) below, then Executive shall be entitled to the benefits provided above in Section 8(b), except that the vesting of all of Executive’s outstanding stock options and other equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of Executive’s Involuntary Termination.
For the avoidance of doubt, in no event shall Executive be entitled to benefits under both Section 8(b) and this Section 8(c). If Executive is eligible for benefits under both Section 8(b) and this Section 8(c), Executive shall receive the benefits set forth in this Section 8(c) and such benefits will be reduced by any benefits previously provided to Executive under Section 8(b).
(d)Conditions and Timing for Severance Benefits. The severance benefits set forth in Section 8(b) and Section 8(c) above are expressly conditioned upon: (i) Executive continuing to comply with Executive’s obligations under this Agreement and under the Proprietary Information Agreement; and (ii) Executive signing, not revoking and complying with a separation agreement in a form provided by the Company, containing a general release of legal claims, as well as other terms such as return of Company property, non-disparagement and confidentiality (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (as defined in Section 12 below). The salary continuation payments described in Section 8(b) will be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the Severance Period following termination; provided, however, that no payments will be made prior to the effectiveness of the Release. Within seven (7) business days of the effective date of the Release, the Company will pay Executive the first payment, which will be the salary continuation payments that Executive would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the payments being paid as originally scheduled. All severance benefits described in this Section 8 will be subject to all applicable standard required deductions and withholdings.
(e)Definitions.
(i)        “Base Salary” means Executive’s annual base salary in effect immediately prior to Executive’s termination, excluding any reduction which forms the basis for Executive’s right to resign for Good Reason.
(ii)        “Change in Control” means a “Change in Control” as defined in the Company’s 2016 Equity Incentive Plan.
9.Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.
10.Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law; and (d) is authorized to award attorneys’ fees to the prevailing party. Subject to the foregoing sentence, Executive and the Company shall equally share all JAMS’ arbitration fees and each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intends to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
11.Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) when sent by email or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or at Executive’s Company issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.
12.Tax Provisions.
(a)Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided herein are subject to the provisions of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive’s Separation from Service. Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months after Executive’s Separation from Service, or (ii) Executive’ death. Upon the first business day following the expiration of such applicable period, all payments delayed pursuant to the foregoing sentence shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided in this Agreement or in the applicable agreement. No interest shall be due on any amounts so deferred. Executive shall receive severance benefits only if Executive executes and returns to the Company the Release within the applicable time period set forth therein and permits such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of Executive’s Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
(b)Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 12(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 12(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 12(b), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

13.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.
(b)Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Effective Date and supersede any prior agreements or promises between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.
(d)Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors, assigns, executors and administrators. This Agreement shall not be assignable by Executive.
(e)Representation. Executive represents that Executive’s employment by the Company and the performance by Executive of her obligations under this Agreement do not, and shall not, breach any agreement, including, but not limited to, any agreement that obligates her to keep in confidence any trade secrets or confidential or proprietary information of hers or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. Executive shall not disclose to the Company or use any trade secrets or confidential or proprietary information of any other party.
(f)Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.
(g)Survival; Severability. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
(h)Withholding Taxes. The Company shall withhold from any and all compensation, severance and other amounts payable under this Agreement such Federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
(i)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(j)Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

MIRAGEN THERAPEUTICS, INC.

By:	/s/ William S. Marshall
Dr. William S. Marshall President and CEO

Executive:

/s/ Lee Rauch
Lee Rauch